UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 27, 2006
NAVARRE CORPORATION
(Exact name of Registrant as specified in its charter)

Minnesota	000-22982	41-1704319

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7400 49th Avenue North, New Hope, MN 55428

(Address of principal executive offices)

Registrant’s telephone number, including area code: (763) 535-8333

Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
SIGNATURES

Item 8.01. Other Events
As discussed in that certain Current Report on Form 8-K filed by Navarre Corporation (the “Company”) on March 22, 2006, in March 2006 the Company completed a $19.95 million private placement to accredited investors of approximately 5.7 million shares of its common stock at $3.50 per share and approximately 1.4 million five-year warrants to purchase common stock exercisable at $5.00 per share (excluding 171,000 placement agent warrants). The March 2006 private placement raised approximately $19.95 million, resulting in net proceeds of approximately $18.5 million after deducting offering costs and placement agent fees.
In connection with the March 2006 private placement, on April 13, 2006 the Company filed a registration statement on Form S-1 that covered the resale of these privately-placed shares, as well as certain other shares that were entitled to be registered for resale by the Company. Pursuant to amendments to this registration statement filed by the Company on June 27, 2006 and July 27, 2006, the U.S. Securities and Exchange Commission declared the registration statement effective on July 27, 2006.
The shares covered by the registration statement consist of 8,079,090 presently outstanding shares and 1,596,001 shares issuable upon the exercise of warrants. These shares include not only the shares and warrants issued in connection with the March 2006 private placement, but also certain shares held by existing shareholders that were entitled to have their shares registered for resale by the Company. The Company will receive no proceeds from the resale of the outstanding shares that have been registered; however, it could receive proceeds in connection with the exercise of the warrants that have been registered.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NAVARRE CORPORATION
Dated: July 28, 2006	By:	/s/ J. Reid Porter
		Name:	J. Reid Porter
		Title:	Chief Financial Officer